Exhibit 99.1

Designated Filer:	Warburg Pincus LLC
Issuer & Ticker Symbol:	Laredo Petroleum, Inc. [LPI]
Date of Event Requiring Statement:	March 5, 2015

Explanation of Responses:

(1)         This Form 4 is filed on behalf of Warburg Pincus LLC, a New York limited liability company (“WP LLC”). Charles R. Kaye and Joseph P. Landy are the Managing General Partners of Warburg Pincus & Co., a New York general partnership (“WP”) and the Co-Chief Executive Officers and Managing Members of WP LLC ( WP LLC, together with Messrs. Kaye and Landy, the “Reporting Persons”).

(2)         On March 5, 2015, WP Antero TopCo, Inc., a Delaware corporation (“TopCo”), Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X O&G”), Warburg Pincus X Partners, L.P., a Delaware limited partnership (“WP X Partners”), Warburg Pincus Private Equity (E&P) X, Inc., a Delaware corporation (“WPX”), Warburg Pincus Private Equity (E&P) X-A, L.P., a Delaware limited partnership (“WP X-A”) and Warburg Pincus (Bermuda) Private Equity X, LLC, a Delaware limited liability company (“WPB”) collectively acquired an aggregate of 29,800,000 shares of common stock of Laredo Petroleum, Inc., a Delaware corporation (f//k/a Laredo Petroleum Holdings, Inc.)(the “Issuer”) in an underwritten offering by the Issuer, at a price of $11.05 per share (TopCo, WP X O&G, WP X Partners, WPX, WP X-A, and WPB, collectively, the “WP Purchasers”).

WP LLC manages each of WP X O&G, WP X Partners, WP X-A, Warburg Pincus Private Equity X, L.P., a Delaware limited partnership and the sole shareholder of TopCo, Warburg Pincus Private Equity (E&P) X - B, L.P., a Delaware limited partnership and the sole shareholder of WPX and Warburg Pincus (Bermuda) Private Equity X, L.P., a Bermuda exempted limited partnership  and the sole member of WPB. WP holds an indirect ownership interest in each of TopCo, WP X O&G and WP X Partners.

Charles R. Kaye was an existing shareholder of the Company prior to the offering and currently owns, directly and indirectly, 178,358 shares of Common Stock. These 178,358 Shares of Common Stock are held as follows: 142,703 Shares held directly by Charles R. Kaye; 11,885 Shares held by The Nicole Kaye 2013 GST Trust; 11,885 Shares held by The Sydney Kaye 2013 GST Trust; and 11,885 Shares held by The Tyler Kaye 2013 GST Trust.

Joseph P. Landy was also an existing shareholder of the Company prior to the offering and currently owns 84,953 shares of Common Stock.

Due to their relationships with the WP Purchasers, the Reporting Persons may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) in an indeterminate portion of the shares of the Issuer held by the WP Purchasers.  The Reporting Persons disclaim beneficial ownership of the shares of the Issuer held by the WP Purchasers, except to the extent of any direct pecuniary interest therein.

Due to the limitations on the number of Reporting Persons allowed on Form 3, the WP Purchasers, and certain affiliated partnerships, who may be deemed to hold beneficial ownership in the shares of Common Stock of the Company, report such beneficial ownership on separate Forms 4 and 3.

This Form 4 shall not be deemed an admission that the Reporting Persons or any other person referred to herein is a beneficial owner of the shares of Common Stock held by the WP Purchasers for purposes of Section 16 of the Exchange Act or for any other purpose or that the Reporting Person or other person has an obligation to file this Form 4 except, in each case, to the extent it or he has a pecuniary interest in such shares of Common Stock for purposes of Section 16 of the Exchange Act.